Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Bank of Montreal
We consent to the use of the following reports:
•	our auditors’ report dated December 7, 2010 on the consolidated balance sheets of Bank of Montreal (the “Bank”) as at October 31, 2010 and 2009, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2010;
•	our Comments by Auditors for US Readers on Canada-US Reporting Differences, dated December 7, 2010; and
•	our auditors’ report dated December 7, 2010 on the Bank’s internal control over financial reporting as of October 31, 2010 incorporated by reference herein and to the reference to our Firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
June 20, 2011